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                                                                       Exh. 10.1

                                    GUARANTEE


         This GUARANTEE dated as of June 30, 1999 (as amended, supplemented or otherwise modified from time to time, this "Guarantee"), is made by COGENTRIX ENERGY, INC., a North Carolina corporation (the "Guarantor"), in favor of RATHDRUM POWER, LLC, a Delaware limited liability company (the "Obligee"). This Guarantee is delivered pursuant to Section 44 of the EPC Agreement described below. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the EPC Agreement.



                               W I T N E S S E T H

                  A. Obligee intends to construct and own the Project.

                  B. Pursuant to the Turnkey Engineering, Procurement and Construction Agreement dated as of June 30, 1999 (as amended, supplemented, restated or otherwise modified from time to time, the "EPC Agreement"), between Rathdrum Construction Company, Inc., a Delaware corporation (the "Contractor"), and Obligee, Contractor has agreed to provide design, engineering, procurement, construction, start-up and testing for the Project on a turn-key fixed-sum basis.

                  C. Obligee has agreed to enter into the EPC Agreement on the condition, among others, that Guarantor executes and delivers this Guarantee.

                  D. The Guarantor, as the indirect owner of all the outstanding shares of the capital stock of Contractor, will derive substantial economic benefit from the EPC Agreement and is willing irrevocably and unconditionally to guarantee certain payment obligations of Contractor under the EPC Agreement as provided herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby consents and agrees as follows:

1.       Guarantee.

         (a)      The Guarantor hereby unconditionally and irrevocably:

                           (i) guarantees to the Obligee, and its respective
                  successors and assigns, the prompt payment in full when due of any and all monetary liabilities (subject to the limitations of liability specified in Section 1(c) and Section 1(d) below) payable by Contractor under the EPC Agreement (such obligations being

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                  referred to herein as the "Guaranteed Obligations"), strictly in accordance with the terms set forth therein; and

                           (ii) agrees that if Contractor shall fail to pay in
                  full when due any of the Guaranteed Obligations, the Guarantor will pay the same within ten (10) Business Days after notice as provided in Section 11, and that in the case of any extension of time of payment of any of the Guaranteed Obligations, the same will be promptly paid in full when due in accordance with the terms of such extension.

         (b) All payments made pursuant to this Guarantee shall be made free and clear of, and without deduction or withholding for, or on account of, any Taxes, commissions, expenses or other charges.

         (c) Notwithstanding anything to the contrary in this Guarantee, the liability of Guarantor under this Guaranty shall not exceed:

                           (i) in the case of Guaranteed Obligations arising out
                  of (A) Capacity Liquidated Damages payable by the Contractor pursuant to Section 19.3 of the EPC Agreement or (B) Heat Rate Liquidated Damages payable by the Contractor pursuant to
                  Section 19.4 of the EPC Agreement, in each case an amount equal to Fifteen Million Nine Hundred Thousand Dollars ($15,900,000), which limit shall be reduced dollar-for-dollar by the amount of payments made by Contractor to Obligee in respect of Capacity Liquidated Damages or Heat Rate Liquidated Damages, as applicable;

                           (ii) in the case of Guaranteed Obligations arising
                  out of Schedule Liquidated Damages payable by the Contractor pursuant to Section 20.2, an amount equal to Eight Million Six Hundred Thousand Dollars ($8,600,000), which limit shall be reduced dollar-for-dollar by the amount of payments made by Contractor to Obligee in respect of Schedule Liquidated Damages; and

                           (iii) in the aggregate with respect to all payments
                  arising out of Capacity Liquidated Damages, Heat Rate Liquidated Damages and Schedule Liquidated Damages, notwithstanding the limits specified in clauses (i) and (ii) of this Section 1(c), an amount equal to twenty percent (20%) of the Contract Amount, which limit shall be reduced dollar-for-dollar by the amount of payments made by Contractor to Obligee in respect of Capacity Liquidated Damages, Heat Rate Liquidated Damages or Schedule Liquidated Damages.

         (d) The aggregate liability of Guarantor under this Guarantee shall not exceed an amount equal to twenty-five percent (25%) of the Contract Amount, which limit shall be reduced dollar-for-dollar by the amount of payments made by Contractor in respect of its liabilities under the EPC Contract (as so reduced from time to time, the "Maximum Guaranteed Amount"); provided that expenditures by Contractor or Guarantor which are reimbursed or paid from the

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proceeds of Obligee's All-Risk insurance policy shall not be credited towards the Maximum Guaranteed Amount under this Section 1(d).

         (e) This Guarantee is a guarantee of payment and not of collectibility and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part Contractor's liabilities and obligations to Obligee subject to
Section 5(b) below and to the limitation of liability set forth in Section 1(c) and 1(d) above. If Contractor shall fail to pay or perform any of the Guaranteed Obligations to Obligee as and when they are due, Guarantor shall forthwith pay (in immediately available funds) and perform such Guaranteed Obligations. Each failure by Contractor to pay or perform any Guaranteed Obligations shall give rise to a separate cause of action herewith, and separate suits may be brought hereunder as each cause of action arises.

2.       Obligations Absolute and Unconditional.

         (a) The Guarantee is a primary obligation of Guarantor and shall be irrevocable, absolute and unconditional and shall remain in full force and effect until such time as all the covenants, terms and agreements of any kind or nature whatsoever set forth in the EPC Agreement shall have been absolutely and completely discharged and performed; and the Guaranteed Obligations of Guarantor shall not be affected, modified or impaired upon the happening from time to time of any event, including, without limitation, any one or more of the following whether or not with notice to or consent of any of Guarantor or Contractor:

                           (i) the compromise, settlement, release (unless based
                  upon performance by Contractor), change, modification or termination of any of the covenants, terms or agreements of Contractor set forth in the EPC Agreement;

                           (ii) the waiver by Obligee of the payment,
                  performance or observance of any of the covenants, terms or agreements of Contractor set forth in the EPC Agreement;

                           (iii) the extension of time for payment of any
                  amounts due or of the time for performance of any of the covenants, terms or agreements of Contractor set forth in the EPC Agreement;

                           (iv) the modification or amendment (whether material
                  or otherwise) of any covenants, terms and agreements set forth in the EPC Agreement;

                           (v) the failure, omission, delay or lack on the part
                  of Obligee to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the EPC Agreement or this Guarantee;

                           (vi) the bankruptcy, insolvency or other similar or
                  dissimilar failure or financial disability of Contractor;

                           (vii) the addition, substitution or partial or entire
                  release (unless based upon performance by Contractor), of any guarantor, maker or other party

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                  (including Contractor) primarily or secondarily liable or
                  responsible for the performance and observance of any of the covenants, terms or agreements set forth in the EPC Agreement or by any extension, waiver, amendment or thing whatsoever which may release a guarantor (other than performance);

                           (viii) the invalidity, nonbinding effect or
                  unenforceability of any covenant, term or agreement set forth herein or in the EPC Agreement (other than with respect solely to such covenant, term or agreement); or

                           (ix) the addition, substitution, subordination, or
                  partial or entire release of any security for the performance and observance of any of the covenants, terms or agreements set forth in the EPC Agreement.

         (b) This is a continuing Guarantee and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. In the event that, notwithstanding the provisions of Section 2(a) hereof, this Guarantee shall be deemed revocable in accordance with applicable law, then any such revocation shall become effective only upon receipt by Obligee of written notice of revocation signed by Guarantor. No revocation or termination hereof shall affect in any manner rights arising under this Guarantee with respect to Guaranteed Obligations (i) arising prior to receipt by Obligee of written notice of such revocation or termination, and the sole effect of revocation and termination hereof shall be to exclude from this Guarantee those Guaranteed Obligations thereafter arising which are unconnected with Guaranteed Obligations theretofore arising or transactions theretofore entered into or (ii) arising as a result of an Event of Default under the EPC Agreement occurring by reason of the revocation or termination of this Guarantee.

3. Representations and Warranties. Guarantor makes the representations and warranties set forth below to Obligee as of the date hereof (all of which shall survive the execution and delivery of this Guarantee):

         (a) Guarantor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and authority to execute and deliver this Guarantee, to perform its obligations hereunder and to own and operate its properties and to carry out its business as now being conducted, and Guarantor is duly qualified and authorized to do business and in good standing in all other jurisdictions in which it transacts business or in which the failure to do so could have a material adverse effect on its business;

         (b) Guarantor has taken all necessary corporate and legal action to authorize the execution and delivery of this Guarantee and the performance of its obligations hereunder;

         (c) all governmental authorizations and actions necessary in connection with the execution and delivery by Guarantor of this Guarantee and the performance of its obligations hereunder have been obtained or performed and remain valid and in full force and effect;

         (d) this Guarantee has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance

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with the terms of this Guarantee, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally;

         (e) the execution, delivery and performance of this Guarantee (i) do not and shall not contravene any provisions of Guarantor's certificate of incorporation or bylaws, or any law, rule, regulation, order, judgment or decree applicable to or binding on Guarantor or any of its affiliates or properties;
(ii) do not and shall not contravene, or result in any breach of or constitute any default under, any agreement or instrument to which Guarantor is a party or by which Guarantor or any of its properties may be bound or affected; (iii) do not and shall not require the consent of any person, or declaration of filing with any person, under any existing law or agreement which has not already been obtained; and (iv) do not and shall not result in or require the creation of any lien upon or with respect to any property now or hereafter owned by Guarantor (except as contemplated by this Guarantee);

         (f) there is no pending or, to the best of Guarantor's knowledge, threatened action or proceeding affecting Guarantor before any court, governmental agency or arbitrator, which might reasonably be expected to materially and adversely affect the financial condition, results of operations, business or prospects of Guarantor or the ability of Guarantor to perform its obligations under this Guarantee;

         (g) Guarantor possesses all franchises, certificates, licenses, permits and other governmental authorizations and approvals necessary for it to own its properties, conduct its businesses and perform its obligations under this Guarantee;

         (h) Guarantor is not an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940;

         (i) Guarantor has established adequate means of obtaining financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Contractor and its properties on a continuing basis, and Guarantor now is and hereafter shall be completely familiar with the businesses, operations and condition (financial and otherwise) of Contractor and its properties;

         (j) (i) Guarantor is not, and shall not as a result of the execution and delivery of this Guarantee, be rendered insolvent, (ii) Guarantor does not intend to incur, or believe it is incurring, obligations beyond its ability to pay and (iii) Guarantor's property remaining after the delivery and performance of this Guarantee shall not constitute unreasonably small capital; and

         (k) all information, reports and other data with respect to Guarantor furnished to Obligee were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give Obligee a true and accurate description of the subject matter therein. No fact is known to Guarantor which materially or adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the business, assets and liabilities, financial condition, results of operations or business prospects of Guarantor which has not been otherwise disclosed in writing to Obligee.

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4.       Covenants. So long as any Guaranteed Obligations are outstanding,
Guarantor agrees that:

         (a) it shall maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Guarantee and shall obtain any that may become necessary in the future;

         (b) it shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Guarantee;

         (c) promptly, and in any event within thirty (30) business days after obtaining knowledge thereof, it shall give to Obligee notice of the occurrence of any event or of any litigation or governmental proceeding pending (i) against Guarantor or any of its affiliates which could affect the business, operations, property, assets or condition (financial or otherwise) of Guarantor so as to materially and adversely affect the ability of Guarantor to perform its obligations hereunder or (ii) with respect to this Guarantee, which event or pending proceeding is likely to materially and adversely affect the business, operations, property, assets or condition (financial or otherwise) of Guarantor taken as a whole; and

         (d) it shall comply with its certificate of incorporation.

5.       Waiver.

         (a) To the extent permitted by applicable law, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation (i) any right to require Obligee to proceed against Contractor or any other person or to proceed against or exhaust any security held by Obligee at any time or to pursue any other remedy in Obligee's power before proceeding against Guarantor, (ii) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of Contractor or any other Person or the failure of Obligee to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Contractor or any other Person, (iii) demand, presentment, protest and notice of any kind, including, without limitation, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Contractor, Obligee, any endorser or creditor of Contractor or Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by Obligee as collateral or in connection with any Guaranteed Obligations, (iv) any defense based upon an election of remedies by Obligee, (v) any defense based on any offset against any amounts which may be owed by any Person to Guarantor for any reason whatsoever, other than offsets to which Contractor is entitled under the EPC Agreement, (vi) any defense based on any act, failure to act, delay or omission whatsoever on the part of Contractor or the failure by Contractor to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the EPC Agreement, (vii) any defense based upon any statute or rule of law which

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provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, provided that, upon payment in full of the Guaranteed Obligations, this Guarantee shall no longer be of any force or effect, (viii) any duty on the part of Obligee to disclose to Guarantor any facts Obligee may now or hereafter know about Contractor, regardless of whether Obligee has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of Contractor and of all circumstances bearing on the risk of non-payment of any obligations and liabilities hereby guaranteed, (ix) the fact that Guarantor may at any time in the future dispose of all or part of its direct or indirect interest in Contractor, (x) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the EPC Agreement or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the EPC Agreement, (xi) any defense arising because of Obligee's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of
Section 1111(b)(2) of the Bankruptcy Law, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to actions or other proceedings, or any successor provision of law of similar import, (xii) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Law, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to actions or other proceedings, or any successor provision of law of similar import, or (xiii) any protection it may be entitled to under Sections 365 (c)(1) and 365 (c)(2) of the Bankruptcy Law, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to actions or other proceedings, or any successor provision of law of similar import.

         (b) Except as expressly waived hereunder, Guarantor retains the right to assert and take advantage of any right or remedy not expressly waived pursuant hereto, including without limitation the defenses, offsets or claims available to Contractor under the EPC Agreement but excluding any defense, right or remedy that would otherwise be available to Guarantor (but not Contractor) by virtue of Guarantor's status as a surety or guarantor hereunder.

6. No Subrogation. Unless and until all obligations of Contractor under the EPC Agreement have been indefeasibly paid in full, Guarantor shall not have any right of subrogation and Guarantor waives any claim, right or remedy which Guarantor may now have or hereafter acquire against Contractor that arises hereunder and/or from the performance by Guarantor hereunder whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

7.       Bankruptcy.

         (a) So long as any of the Guaranteed Obligations are owed to Obligee, Guarantor shall not, without the prior written consent of Obligee, commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against Contractor. The obligations of Guarantor under this Guarantee shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency,

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receivership, liquidation or arrangement of Contractor, or by any defense which
Contractor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

         (b) So long as any Guaranteed Obligations are owed to Obligee, to the extent of such Guaranteed Obligations, Guarantor shall file, in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law, all claims which Guarantor may have against Contractor relating to any indebtedness of Contractor to Guarantor, and hereby assigns to Obligee all rights of Guarantor thereunder. If Guarantor does not file any such claim, Obligee, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Obligee's discretion, to assign the claim to a nominee and to cause proofs of claim to be filed in the name of Obligee's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Obligee or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the person authorized to pay such a claim shall pay the same to Obligee to the extent of any Guaranteed Obligations which then remain unpaid, and, to the full extent necessary for that purpose, Guarantor hereby assigns to Obligee all of Guarantor's rights to all such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor's obligations hereunder shall not be satisfied except to the extent that Obligee receives cash by reason of any such payment or distribution. If Obligee receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guarantee.

8.       Successions or Assignments.

         (a) This Guarantee shall inure to the benefit of the successors or assigns of Obligee who shall have, to the extent of their interest, the rights of Obligee hereunder. Obligee is entitled to assign its rights under this Guarantee to any person without the consent of Guarantor.

         (b) This Guarantee is binding upon Guarantor and its successors and assigns. Guarantor is not entitled to assign its obligations hereunder to any other person without the written consent of Obligee, and any purported assignment in violation of this provision shall be void.

9.       Waivers.

         (a) No delay on the part of Obligee in exercising any of its rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by Obligee with or without notice to Guarantor or anyone else shall constitute a waiver of any rights or shall affect or impair this Guarantee.

         (b) GUARANTOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTEE OR RELATING TO THE SUBJECT MATTER OF THIS GUARANTEE AND THE RELATIONSHIP BETWEEN GUARANTOR AND OBLIGEE THAT IS BEING

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ESTABLISHED. GUARANTOR ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO
ENTER INTO A BUSINESS RELATIONSHIP, THAT OBLIGEE HAS ALREADY RELIED ON THE
WAIVER IN ENTERING INTO THIS GUARANTEE, AND THAT OBLIGEE SHALL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10. Interpretation. The section headings in this Guarantee are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

11. Notices. All notices in connection with this Guarantee shall be given by telex or cable or by notice in writing hand-delivered or sent by facsimile transmission or by certified mail return-receipt requested (airmail, if overseas), postage prepaid. All such notices shall be sent to the appropriate telex or telecopier number or address, as the case may be, set forth in Section 15 below or to such other number or address as shall have been subsequently specified by written notice to the other party, and shall be sent with copies, if any, as indicated below. All such notices shall be effective upon receipt, and confirmation by answerback of any such notice so sent by telex shall be sufficient evidence of receipt thereof.

12. Amendments. This Guarantee may be amended only with the written consent of the parties hereto.

13.      Jurisdiction; Governing Law.

         (a) Any action or proceeding relating in any way to this Guarantee may be brought and enforced in the courts of the State of New York sitting in the County of New York or of the United States for the Southern District of New York. Any such process or summons in connection with any such action or proceeding may be served by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, or in any other manner permitted by law addressed to Guarantor as provided for notices hereunder.

         (b) This Guarantee and the rights and obligations of Obligee and of Guarantor shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

14. Integration of Terms. This Guarantee contains the entire agreement between Guarantor and Obligee relating to the subject matter hereof and supersedes all oral statements and prior writings with respect hereto.

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15.      Addresses.

         The address of Guarantor for notices is:

                  Cogentrix Energy, Inc.
                  9405 Arrowpoint Boulevard
                  Charlotte, North Carolina 28273-8110
                  Attention:  General Counsel
                  Telephone Number:  (704) 525-3800
                  Telecopier Number: (704) 529-1006

         The address of Obligee for notices is:

                  Rathdrum Power, LLC
                  9405 Arrowpoint Boulevard
                  Charlotte, North Carolina 28273-8110
                  Attention:  General Counsel
                  Telephone Number:  (704) 525-3800
                  Telecopier Number: (704) 529-1006

                  with a copy to:

                  Avista Rathdrum, LLC
                  201 W. North River Drive, Suite 610
                  Spokane, Washington 99201
                  Attn:  President
                  Phone:  (509) 495-8700
                  Telefax:(509) 495-8103

                  and

                  Cogentrix of Rathdrum, Inc.
                  9405 Arrowpoint Boulevard
                  Charlotte, North Carolina 28273-8110
                  Attn:  General Counsel
                  Phone:  (704) 525-3800
                  Telefax:(704) 529-1006

16. Interest; Collection Expenses. Any amount required to be paid by Guarantor pursuant to the terms hereof shall bear interest at the maximum rate permitted by law from the date due until paid in full. If Obligee is required to pursue any remedy against Guarantor hereunder, Guarantor shall pay to Obligee, upon demand, all reasonable attorneys' fees and expenses and all other costs and expenses incurred by Obligee in enforcing this Guarantee.

17. Reinstatement of Guarantee. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment to or on behalf of Contractor or to

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Obligee by Contractor under the EPC Agreement or by Guarantor hereunder is rescinded or must otherwise be returned by Obligee upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of Contractor or otherwise, all as though such payment had not been made.

18. Further Assurances. Guarantor and Obligee hereby agree to execute and deliver such other instruments, and take such other action, as the other party may reasonably request in furtherance of the transactions contemplated by this Guarantee.

19. Tax. In addition to any amount due to Obligee by Contractor under the EPC Agreement, and payable by Guarantor under the terms of this Guarantee, Guarantor shall be liable for any duty, impost, levy, charge, fee, or tax of whatsoever nature ("Tax") levied or imposed by a governmental entity on or with regard to any payment hereunder unless the payment, if made by Contractor, would itself have been subject to the Tax. If under applicable law Guarantor is unable to pay the Tax and Obligee is required to pay the Tax, the amount to be paid to Obligee hereunder shall be increased by an amount sufficient so that such payment, net of the Tax, would equal the payment Obligee would have received from Contractor, net of any Taxes applicable to payment from Contractor to Obligee. Obligee agrees to take all reasonable steps to mitigate or eliminate any tax payable by Guarantor under this Section 19.

20. Counterparts. The Guarantee may be executed in one or more duplicate counterparts, and when executed and delivered by all of the parties listed below shall constitute a single binding agreement.

         IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed and delivered as of the day and year first written above.

                             COGENTRIX ENERGY, INC.,
                             as Guarantor

                             By:
                                ------------------------------
                                Name:
                                Title:

Agreed to and accepted by:

RATHDRUM POWER, LLC,
as Obligee

By:      Cogentrix of Rathdrum, Inc.,
         its Manager

By:
   ---------------------------
         Name:
         Title:

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